EXHIBIT 23.1

INDEPENDENT AUDITOR’S CONSENT

The Board of Directors

Devcon International Corp.:

We consent to the use of our report dated March 5, 2004, with respect to the consolidated balance sheets of Devcon International Corp. as of December 31, 2003 and 2002, and the related consolidated statements of operations, stockholders’ equity and comprehensive (loss) income, and cash flows for each of the years in the three-year period ended December 31, 2003, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP
Fort Lauderdale, Florida
October 12, 2004